                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              Knight-Ridder, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                [KRI LOGO]




                                    KNIGHT-RIDDER, INC.
                                    ONE HERALD PLAZA, MIAMI, FLORIDA  33132




MARCH 6, 1997



TO OUR SHAREHOLDERS:

You are cordially invited to attend the Company's 1997 Annual Meeting of Shareholders which will be held on Tuesday, April 15, 1997, at 9:30 a.m. at the Park Hyatt at the Bellevue Hotel, Broad and Walnut Streets, Philadelphia, Pennsylvania.

Shareholders who attended past Annual Meetings have found them interesting and informative. We hope you will be able to attend.

Your vote is important. Whether or not you expect to attend the Annual Meeting, please sign, date and return the enclosed Proxy. A prompt return of your Proxy Card will be appreciated as it will save the expense of further mailings. If you do attend the Annual Meeting, you may still vote in person if you wish to.



Sincerely yours,



P. Anthony Ridder
Chairman of the Board
and Chief Executive Officer

KNIGHT-RIDDER, INC.
One Herald Plaza, Miami, Florida  33132

NOTICE OF 1997 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD TUESDAY, APRIL 15, 1997

To the Shareholders of
KNIGHT-RIDDER, INC.

THE ANNUAL MEETING OF SHAREHOLDERS OF KNIGHT-RIDDER, INC. WILL BE HELD AT 9:30 A.M. AT THE PARK HYATT AT THE BELLEVUE HOTEL, BROAD AND WALNUT STREETS, PHILADELPHIA, PENNSYLVANIA, ON TUESDAY, APRIL 15, 1997 FOR THE FOLLOWING
PURPOSES:

1.  To elect 5 directors;

and to consider and vote upon:

2. A proposal recommended by the Board of Directors that the shareholders ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the year 1997 (Proposal No. 1); and

3. A proposal recommended by the Board of Directors that the Company adopt a Long-Term Incentive Plan (Proposal No. 2);

and to transact such other business as may properly come before the meeting.

The accompanying Proxy Statement contains further information with respect to the matters to be acted upon at the meeting.

SHAREHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON FEBRUARY 24, 1997 ARE ENTITLED TO NOTICE OF AND TO VOTE AT THE MEETING.

All Proxies, ballots and vote tabulations that identify the vote of a shareholder will be kept confidential except to the extent necessary to allow the independent inspectors to tabulate the results of the vote or to meet applicable legal requirements.

You are invited to attend the meeting; however, if you do not expect to attend in person, you are urged to execute and return immediately the enclosed Proxy, which is solicited by the management. You may revoke your Proxy and vote in person should you attend the meeting.


By Order of the Board of Directors





Douglas C. Harris
Vice President and Secretary

March 6, 1997

KNIGHT-RIDDER, INC.
One Herald Plaza, Miami, Florida 33132

PROXY STATEMENT

1997 Annual Meeting of Shareholders to be Held on Tuesday, April 15, 1997



SOLICITATION OF PROXIES

This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of Knight-Ridder, Inc. (the "Company") of Proxies for use at the Annual Meeting of Shareholders to be held at 9:30 a.m. on Tuesday, April 15, 1997 at the Park Hyatt at the Bellevue Hotel, Philadelphia, Pennsylvania for the purposes described in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement, the accompanying Proxy Card and the Annual Report of the Company for the year ended December 29, 1996 are being mailed together to shareholders for the first time on March 6, 1997.

Shares represented by a valid Proxy Card received in time for voting will be voted in accordance with the shareholder's instructions with respect to matters for which a ballot is provided in the Proxy. If no such instructions are specified, the Proxy will be voted for the election of the directors nominated by the Board of Directors, for ratification of the appointment of Ernst & Young LLP as the Company's independent auditors (Proposal No. 1) and for the adoption of a Long-Term Incentive Plan (Proposal No. 2).

Votes by shareholders will be confidential and not disclosed to the Company except as necessary to tabulate voting results or as required by law.

COMMON STOCK OUTSTANDING AND PRINCIPAL HOLDERS

Each shareholder or shareholder's Proxy will be entitled to one vote for each share held of record on February 24, 1997 on all matters which may come before the meeting. On that date, 93,154,021 shares of the Company's Common Stock were outstanding and entitled to vote.

The following table sets forth information as of January 31, 1997 with respect to the only persons known by the Company to own beneficially more than 5% of the outstanding Common Stock of the Company.

                                                   SHARES
                                                BENEFICIALLY     PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNERS              OWNED           CLASS
--------------------------------------------------------------------------------
Southeastern Asset Management, Inc............   14,267,098        15.2%
   6075 Poplar Avenue
   Memphis, TN 38119

Harris Associates L.P.........................    7,389,275        7.75%
   2 North LaSalle Street, #500
   Chicago, IL 60602

Regents of the University of California.......    5,300,400        5.65%
  300 Lakeside Drive
  Oakland, CA  94612

ELECTION OF DIRECTORS

The Company's Charter provides for a Board of Directors divided into three classes having staggered three-year terms. Five directors are to be elected at the 1997 Annual Meeting, to hold office until the 2000 Annual Meeting of Shareholders.

The individuals nominated by the Board of Directors to stand for election at the 1997 Annual Meeting for three-year terms are Alvah H. Chapman, Jr., Peter
C. Goldmark, Jr., Barbara B. Hauptfuhrer, and John L. Weinberg, all of whom were elected by shareholders at the 1994 Annual Meeting and M. Kenneth Oshman, who was elected to the Board of Directors at the September, 1996 Board meeting.

William S. Lee, whose term would have expired at the 1997 Annual Meeting, died in July, 1996. The other nine directors who were elected at prior Annual Meetings will continue to serve their respective terms. Proxies will be voted for the election of the five nominees of the Board of Directors unless instructions are given on the Proxy to withhold authority to vote for one or more of the nominees.

Although it is not contemplated that any nominee will decline or be unable to serve, the shares will be voted by the proxyholders in their discretion for another person should that occur unless the Board acts to reduce the number of directors to be elected.

NOMINEES FOR ELECTION AS DIRECTORS FOR TERMS ENDING 2000


ALVAH H. CHAPMAN, JR., age 75                                Director since 1962
Former Chairman of the Board and
Chief Executive Officer of the Company

[PHOTO]

Mr. Chapman graduated and received an honorary degree from the Citadel, as well as honorary degrees from four other universities. Mr. Chapman joined the Company in 1960 and held various executive positions; from 1976 until 1988 he served as Chief Executive Officer, and from 1982 until 1989 he served as Chairman of the Board. Mr. Chapman is a trustee of the John S. and James L. Knight Foundation. He also is Chairman of Community Partnership for Homeless, Inc., Founding Chairman of Community Anti-Drug Coalitions of America and a Director of the Miami Coalition for a Safe and Drug Free Community and Florida International University Foundation. He is Advisory Director of We Will Rebuild Foundation, a not-for-profit organization dedicated to assisting South Florida rebuild after the damage of Hurricane Andrew. He serves on the Executive Committee of the Board and on the Executive, Audit and Nominating Committees.

PETER C. GOLDMARK, JR., age 56                               Director since 1990
 President of The Rockefeller Foundation

[PHOTO]

Mr. Goldmark graduated from Harvard College. He has served as President of The Rockefeller Foundation since 1988. From 1985 to 1988, he was Senior Vice President of Times Mirror Company, and prior to that, held posts as Executive Director of the Port Authority of New York and New Jersey, Director of Budget for the State of New York, and Secretary of Human Services for the Commonwealth of Massachusetts. He is a director of the Dreyfus Third Century Fund and a member of the Council on Foreign Relations. He serves on the Finance and Nominating Committees.

BARBARA BARNES HAUPTFUHRER, age 68                           Director since 1979
Director of Various Public Companies

[PHOTO]

Mrs. Hauptfuhrer graduated from Wellesley College. She is a director of The Vanguard Group of Investment Companies and all of the mutual funds in the Group; The Great Atlantic & Pacific Tea Co.; Massachusetts Mutual Life Insurance Company; IKON Office Solutions, Inc.; and the Raytheon Company. She serves as a Trustee Emerita of Wellesley College. She is a director of the Ladies Professional Golf Association. She chairs the Nominating Committee and serves on the Compensation Committee.

M. KENNETH OSHMAN, age 56                                    Director since 1996
President, Chairman and Chief Executive
Officer of Echelon Corporation

[PHOTO]

Mr. Oshman earned his BA and BS degree from Rice University and MS and PH.D. degrees in electrical engineering from Stanford. Mr. Oshman, along with three associates, founded Rolm Corporation in 1969. He served as Chief Executive Officer, President and Director until Rolm's merger with IBM in 1984. He then served as a vice president of IBM until 1986. He currently is a director of Sun Microsystems and has served as director of a number of other private and public companies. He will serve on the Nominating Committee.

JOHN L. WEINBERG, age 72                                     Director since 1969
Senior Chairman  Goldman, Sachs & Co.

[PHOTO]

Mr. Weinberg graduated from Princeton University. He received a Master of Business Administration degree from Harvard Business School. He has served as an investment banker with Goldman, Sachs & Co. since 1950. Mr. Weinberg was senior partner and Chairman of the Management Committee of The Goldman Sachs Group, L.P. and its principal affiliate, Goldman, Sachs & Co., until November 30, 1990 when he retired as a general partner and became Senior Chairman of The Goldman Sachs Group, L.P. Mr. Weinberg is a director of Champion International Corporation. He is a member of The Business Council. Mr. Weinberg is Chairman of the Compensation Committee and serves on the Executive Committee of the Board.

                              CONTINUING DIRECTORS


JAMES I. CASH, JR., age 49                                   Director since 1995
James E. Robison Professor of Business Administration          Term Expires 1999
Harvard University, Graduate School of Business Administration

[PHOTO]

Professor Cash graduated from Texas Christian University. He received a Master of Science degree in Computer Science and his Ph.D. in Management Information Systems from Purdue University. He has been a member of the Harvard Business School Faculty since 1976. Professor Cash is a trustee of Massachusetts General Hospital and the Massachusetts Computer Software Council. He is a director of Cambridge Technology Partners, Chubb Corporation, State Street Bank and Trust, Tandy Corporation and WinStar Communications, Inc. Mr. Cash serves on the Finance and Environmental Affairs Committees.

JOAN RIDDER CHALLINOR, age 69                                Director since 1989
Director of Various Educational                                Term Expires 1998
Organizations

[PHOTO]

Dr. Challinor attended Wells College and received her Ph.D. in History from The American University, Washington, D.C. She is a presidential appointee to the U.S. National Commission on Libraries and Information Science, a board member of a number of educational organizations, including the French-American Foundation and the Schlesinger Library on the History of Women at Radcliffe College (chairperson), and is a member of the Editorial Advisory Committee of the Adams Papers. She serves on the Audit, Environmental Affairs and Nominating Committees.

JOHN C. FONTAINE, age 65                                     Director since 1995
President of the Company                                       Term expires 1998

[PHOTO]

Mr. Fontaine graduated from the University of Michigan and the Harvard Law School. For a number of years he was a partner in the New York law firm of Hughes Hubbard & Reed. He joined the Company as Senior Vice President and General Counsel in 1987. Thereafter, he has served in various executive capacities, becoming President in 1995. Mr. Fontaine is a Director of Century Aluminum Company, Chairman of the Samuel H. Kress Foundation and of the Governing Council of the Florida Philharmonic Orchestra. He is a member of the Trustees' Council of the National Gallery of Art. He serves on the Executive Committee of the Board and the Executive Committee.

JESSE HILL, JR., age 70                                      Director since 1980
Former Chairman and Chief Executive Officer                    Term Expires 1999
of Atlanta Life Insurance Co.

[PHOTO]

A native of St. Louis, Mr. Hill graduated from Lincoln University of Missouri and received a Master of Business Administration degree from the University of Michigan. Mr. Hill served with Atlanta Life Insurance Co. since 1949, becoming President and Chief Executive Officer in 1973 and retiring as Chairman and Chief Executive in 1994. He serves on the boards of Delta Air Lines, Inc. and National Service Industries, Inc. He is Chairman of the Audit Committee and serves on the Finance Committee.

C. PETER McCOLOUGH, age 74                                   Director since 1982
Former Chairman and Chief Executive                            Term expires 1998
Officer of Xerox Corporation

[PHOTO]

A native of Halifax, Nova Scotia, Mr. McColough, following a career in sales, served as President of Xerox from 1966 through 1971 and as Chief Executive Officer from 1968 to 1982. He serves on the Compensation, Nominating and Environmental Affairs Committees.

THOMAS L. PHILLIPS, age 72                                   Director since 1983
Retired Chairman and Chief Executive                           Term expires 1999
Officer of the Raytheon Company

[PHOTO]

Mr. Phillips graduated and received a master's degree from Virginia Polytechnic Institute. He has honorary degrees from eight universities. He joined Raytheon in 1948 and served as Chief Executive Officer from 1968 to March 1991 and Chairman of the Board from 1975 to March 1991, when he retired. He is a director of Raytheon Company, Digital Equipment Corporation and SRA International, Inc. Mr. Phillips is a trustee of State Street Research Management Company and Gordon College. He is Chairman of the Finance Committee and serves on the Compensation Committee.

P. ANTHONY RIDDER, age 56                                    Director since 1987
Chairman of the Board and                                      Term expires 1999
Chief Executive Officer of the Company

[PHOTO]

Mr. Ridder graduated from the Univerity of Michigan. He spent the early part of his newspaper career in various editorial and business capacities at several of the Company's newspapers and joined the San Jose Mercury News in 1964. He served as its general manager until 1977 when he was named Publisher. In 1986, Mr. Ridder became President of the Newspaper Division of the Company and in 1989, he became President of the Company. He was named Chief Executive Officer and Chairman of the Board in 1995. He is a director of the Seattle Times Company, Associated Press, Newspaper Association of America, the United Way of
Dade County and the Florida International University Foundation.   He is
Chairman of the Operating and Executive Committees and serves on the Environmental Affairs Committee.

RANDALL L. TOBIAS, age 55                                    Director since 1994
Chairman and Chief Executive Officer                           Term expires 1999
Eli Lilly & Co.

[PHOTO]

Mr. Tobias is Chairman of the Board and Chief Executive Officer of Eli Lilly and Company. He was named to that position in June 1993. He had previously been vice chairman of the board of AT&T since 1986, and had been employed by AT&T since 1964. Mr. Tobias is a director of Eli Lilly and Company, Phillips Petroleum, Inc., and the Kimberly-Clark Corporation. He is a member of the Business Council and the Business Roundtable. He is a vice chairman of the board of trustees of Duke University, and a trustee of the Colonial Williamsburg Foundation. Mr. Tobias serves on the Environmental Affairs Committee.

GONZALO F. VALDES-FAULI, age 50                              Director since 1992
Regional Chief Executive                                       Term expires 1998
Barclays Bank PLC

[PHOTO]

Mr. Valdes-Fauli was born in Havana, Cuba in 1946. He graduated from Spring Hill College in Mobile, Alabama and received his master's degree from Thunderbird Graduate School for International Management. He has spent his professional life in banking, specializing in international matters. He joined Barclays Bank in 1980. He is a trustee and member of the Executive Committee of the University of Miami and a director of Blue Cross/Blue Shield of Florida. Mr. Valdes-Fauli serves on the Finance and Audit Committees.

SECURITY OWNERSHIP OF MANAGEMENT

The following table provides information with respect to the shares of the Company's Common Stock beneficially owned as of February 15, 1997 by each director and by each other member of management named in the table on page 11 and by all directors and officers as a group. None of such persons beneficially owned more than 1% of the Company's Common Stock. All directors and officers of the Company as a group beneficially owned 5.6% of the Company's Common Stock.

                                                                                                           Total Number of Shares
                                                                                                              of Common Stock
                                                          Shares Other Than         Shares Subject          Beneficially Owned
            Name                                          Option Shares(2)          to Options(1)(2)             (1)(2)(3)
        -------------------------------------------------------------------------------------------------------------------------
        James I. Cash...........................                  400                                              400
        Joan Ridder Challinor...................              106,794                                          106,794 (4)
        Alvah H. Chapman, Jr. ..................              248,183                                          248,183 (5)
        Mary Jean Connors.......................               14,416                    80,735                 95,151 (5)(6)
        John C. Fontaine........................               10,327                    95,335                105,662 (5)
        Peter C. Goldmark, Jr...................                  400                                              400
        Barbara B. Hauptfuhrer..................                2,400                                            2,400 (7)
        Jesse Hill, Jr..........................                1,600                                            1,600
        Ross Jones..............................               12,563                    70,002                 82,565 (6)
        C. Peter McColough......................                  800                                              800
        Frank McComas...........................               11,377                    17,335                 28,712 (5)(6)
        M. Kenneth Oshman.......................               30,000                                           30,000 (8)
        Thomas L. Phillips......................                2,400                                            2,400
        P. Anthony Ridder.......................              139,322                   337,668                476,990 (5)
        Randall L. Tobias.......................                2,000                                            2,000
        Gonzalo F. Valdes-Fauli.................                1,200                                            1,200
        John L. Weinberg........................               28,000                                           28,000
        All directors and officers as
            a group (30)........................            4,205,185                 1,014,537              5,219,722 (9)(10)

------------------------------
(1) For purposes of computing the amounts and percentages shown, the number of shares of Common Stock outstanding includes any shares which may be acquired by a named person or group upon the exercise of stock options which may be exercised within sixty days after February 15, 1997.

(2) All shares and option grants have been restated to reflect the July 10, 1996 stock split.

(3) Except as otherwise indicated, the beneficial owner has sole voting and investment power.

(4) Does not include 150,000 shares owned by a trust in which Mrs. Challinor has an income interest; she has neither the power to vote these shares nor the power to direct their disposition and she disclaims beneficial ownership of them.

(5) Includes shares owned by, or jointly held with, spouses as follows: Mr. Chapman -- 15,364 shares owned jointly with Mrs. Chapman; Ms. Connors -- 2,365 shares owned by Mr. Geoffrey Tomb, her spouse; Mr. Fontaine -- 6,921 shares owned jointly with Mrs. Fontaine; Mr. McComas -- 552 shares owned jointly with Mrs. McComas; Mr. P. Anthony Ridder -- 2,653 shares owned by Mrs. Ridder and 898 shares owned jointly with Mrs. Ridder. Ms. Connors and Mr. Ridder disclaim beneficial ownership of the shares owned by their respective spouses. Messrs. Chapman, Fontaine and McComas share voting and investment power with their respective spouses as to those shares owned jointly.

(6) Includes interests with respect to approximately 3,187 shares in the case of Ms. Connors, 2,679 shares in the case of Mr. Jones and 4,449 Shares in the case of Mr. McComas arising as a result of the deferral of portions of their 1996 bonus and the investment of such deferred amounts in the Company's Common Stock.

(7) Does not include shares owned by The Vanguard Group of Investment Companies or the mutual funds in the Group, of which Mrs. Hauptfuhrer is a director. Mrs. Hauptfuhrer disclaims beneficial ownership of such shares.

(8) All shares are owned by a partnership in which Mr. Oshman has a 97% income interest. He has the power to vote those shares and the power to direct their disposition and he claims beneficial ownership as to 97% of the shares.

(9) Includes 3,520,382 shares held by the John S. and James L. Knight Foundation as to which Mr. Chapman shares voting and investment power and disclaims beneficial ownership.

(10) Includes interests with respect to shares arising as a result of the deferral by some officers of all or portions of their 1996 bonus and investment of such deferred compensation in the Company's Common Stock.

BOARD COMMITTEES

The Board of Directors conducts its business through meetings of the Board and the activities of its Committees. The active standing Committees of the Board are the Nominating Committee, the Compensation Committee, the Audit Committee, the Finance Committee and the Environmental Affairs Committee.

The Nominating Committee reviews the composition of the Board and recommends changes in its membership as and if needed. During 1996, the Committee was comprised of Barbara B. Hauptfuhrer, Chairperson, Joan Ridder Challinor, Alvah
H. Chapman, Jr., Peter C. Goldmark, Jr. and C. Peter McColough. The Committee met once in 1996.

The Committee considers nominees for the Board of Directors recommended by shareholders. A shareholder wishing to submit a recommendation for the Board should mail his or her recommendation to the Committee at the Company's Executive Offices, One Herald Plaza, Miami, Florida 33132. A shareholder wishing to nominate a person for election to the Board at next year's Annual Meeting must notify the Secretary by November 6, 1997.

The Compensation Committee approves salary levels of all corporate officers of the Company and incentive compensation for certain senior officers of the Company. It also authorizes grants under the Company's Employee Stock Option Plan. During 1996, the Committee was com-prised of John L. Weinberg, Chairman, Barbara B. Hauptfuhrer, William S. Lee(1), C. Peter McColough and Thomas L. Phillips, all of whom are outside directors. The Committee met six times in 1996. Randall L. Tobias was appointed to the Committee in the fall of 1996.

The Audit Committee, which in 1996 was comprised of Jesse Hill, Jr., Chairman, Joan Ridder Challinor, Alvah H. Chapman, Jr. and Gonzalo F. Valdes-Fauli, reviews the activities of the internal audit staff, the independent auditors' report and the qualifications, performance and independence of the independent auditors, and makes recommendations to the Board respecting these matters. Both the internal and the independent auditors have free access to the Committee and, from time to time, the Committee directs them to carry out special assignments. The Committee met once in 1996.

The Finance Committee periodically reviews the Company's financial position and capital structure and makes recommendations to the Board concerning financings. The Finance Committee, which met once in 1996, was comprised of Thomas L. Phillips, Chairman, James I. Cash, Jr., Peter C. Goldmark, Jesse Hill, Jr. and Gonzalo F. Valdes-Fauli.

The Environmental Affairs Committee oversees the policies of the Company formulated to carry out the Company's commitment to preserving the natural environment of the communities it serves and the safety of its workplaces. The Committee was comprised of William S. Lee, Chairman(1), James I. Cash, Jr., Joan Ridder Challinor, C. Peter McColough, P. Anthony Ridder and Randall L. Tobias. The Committee met once in 1996.

In 1996, the Board of Directors met six times. Each of the nominees for election at the Annual Meeting and each of the continuing directors (other than Mr. Goldmark) attended at least 75% of the meetings of the Board and of the Committees of the Board on which he or she served and was eligible to attend. Mr. Goldmark attended 63% of the meetings that he was entitled to attend.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Weinberg, Lee(1), McColough and Phillips and Mrs. Hauptfuhrer served as members of the Company's Compensation Committee during 1996. None of them was or is an officer or employee of the Company or any of its sub-sidiaries. None of the Company's executive officers served on the compensation committee or board of a company of which a member of the Company's Compensation Committee or other director of the Company was an executive officer or an executive officer of that company was one of the Company's directors.


----------------------
(1) Mr. Lee died in July, 1996. He was present at all the Compensation and Environmental Affairs Committees meetings held before his death.

John L. Weinberg is Senior Chairman of Goldman, Sachs & Co., an investment banking firm that regularly performs services for the Company such as acting as a financial advisor and serving as principal or agent for the Company in the purchase and sale of securities. In the future, Goldman, Sachs & Co. may be called upon to provide similar or other services for the Company.

Barbara B. Hauptfuhrer is a director of The Vanguard Group of Investment Companies. The Vanguard Group of Investment Companies provides continuing services in connection with administering and investing funds in the Investment Savings (401(k)) Plan of the Company.

EXECUTIVE COMPENSATION

SUMMARY

Decisions affecting the compensation of senior management of the Company are made on behalf of the Board of Directors by the Compensation Committee, which is composed entirely of outside directors.

This section of the Proxy Statement discusses the compensation awarded by the Committee for 1996 services to the Company's Chairman of the Board and Chief Executive Officer, Mr. Ridder, and the four management members of the Company's Executive Committee, who are the Company's senior policymaking executives -- Mr. Fontaine, President of the Company; Mr. Jones, Senior Vice President/Finance & CFO; Mr. McComas, Senior Vice President/Operations; and Ms. Connors, Senior Vice President/Human Resources. The discussion includes a report of the Compensation Committee regarding the Company's compensation policies and explaining the standards applied in determining compensation to Mr. Ridder.

The Compensation Committee report is followed by tables that summarize the compensation of members of senior management for the past three years, stock options granted to and exercised by senior management in 1996 and the estimated pension benefits that senior management will receive upon retirement. The section concludes with a graph that compares the total return on the Company's stock over the past five years with the total return on stocks of certain other publicly-held newspaper companies (including the Company) comprising the S&P Publishing/Newspapers Index and on the stocks of the companies which make up the S&P 500 Stock Index.

COMPENSATION COMMITTEE REPORT

The following is a report of the Compensation Committee to the Knight-Ridder shareholders:

Compensation Policies. The Committee operates on the principle that the compensation opportunities of Knight-Ridder's executive officers, including its chief executive officer and the other executive officers named in the table on page 11, should be competitive with compensation of senior executives at comparable companies. The Committee has a policy of basing a significant portion of the cash compensation of senior executive officers on the operating performance of the Company. The Committee also administers the Company's Stock Option Plan, under which an executive's compensation is directly dependent on the performance of the Company's stock. The Board of Directors has recommended that shareholders at the 1997 Annual Meeting approve a Long-Term Incentive Plan under which an executive's rights to receive a stock award would be contingent on and related directly to the total return received by shareholders on their investment in the Company's stock over a three-year period compared to the return received by holders of stock of peer companies.

Salary and bonus make up the current compensation of senior executives. The long-term compensation program consists of the Company's Stock Option Plan. If approved by shareholders, the Long-Term Incentive Plan being presented to this meeting will become part of the long-term compensation program beginning in 1997.

1996 Compensation Review. During 1996, the Committee reviewed the Company's executive compensation program with the assistance of SCA Consulting, specialists in executive compensation. Among other things, the Committee reviewed data comparing the compensation of executives of the Company with that of the other companies included in the performance graph on page 14, as well as with a broader range of newspaper and media companies.

Data for 1995 and for the 1993 - 1995 period showed that salary levels and stock option compensation of Company executives were generally comparable to the median compensation paid by both groups of comparative companies, but that over the same period the cash bonuses of Company executives were lower than the median paid by the comparative companies as were total benefits under its long-term incentive program.

The Committee establishes senior executive salaries based on its review of the executive's performance and compensation history and information regarding salary levels at comparable companies. It awards cash bonuses under, or taking into consideration, the Company's Incentive Compensation Plan.

Under the Incentive Compensation Plan, participants are eligible for cash bonuses ranging from 25% of salary in the case of participants whose annual salary is less than $50,000 to 50% in the case of those whose salary exceeds $250,000. Thirty-five percent of an executive's bonus potential is tied to his or her performance of individual objectives established at the beginning of each year and 65% of the executive's bonus potential is tied to the financial performance of the Company or one of its operating units compared to budget. For 1996, the measures of financial performance were operating profit and economic value added (EVA) (increases in operating profit after deducting the cost of capital).

If the Company or operating unit meets its financial budget, the executive receives 100% of that part (65%) of the potential bonus tied to financial performance; performance below or exceeding budget results in payment ranging from 10% of the targeted bonus (in the case of financial performance equal to 91% of budget) to 150% of the targeted bonus (if the budget is exceeded by 10%). In 1996, the Company's performance surpassed its financial targets.

In 1997, the Committee reviewed the adequacy of grants under the Plan and, as a result, increased the maximum bonus that can be awarded to a plan participant based on the Company's financial performance to 200% of the portion of the target bonus based on financial results beginning in 1997 if the budget is exceeded by 10%. The Company also advised plan participants that beginning in 1997 a larger part of their bonus awards would be based on EVA.

Messrs. Jones and McComas and Ms. Connors are participants in the Plan. Although Messrs. Ridder and Fontaine are not participants in the Plan, the Committee considers the criteria and standards under the Plan as well as information concerning senior executive incentive compensation at comparable companies in determining their bonuses.

In 1996, cash bonuses for Messrs. Ridder, Fontaine, Jones and McComas and Ms. Connors were based upon the Company's operating profit and EVA in comparison to budget and upon an assessment of individual performance during the year. In the case of participants in the Plan, specific individual performance goals were set at the beginning of the year and performance against the goals measured at the end of the year. The individual overall performance of Messrs. Ridder and Fontaine was judged by the Committee on a subjective basis.

1996 Compensation of the Chief Executive Officer. Mr. Ridder became Chief Executive Officer on March 24, 1995 and Chairman on July 21, 1995. In December of 1995, the Committee authorized an increase in his salary to $725,000 from $625,000 effective March 1, 1996. Based on studies available to the Committee, we believe that Mr. Ridder's 1996 salary was in the range of the median salary paid by comparable companies.

Mr. Ridder was awarded a bonus for 1996 of $695,000. As we noted above, Mr. Ridder is not a participant in the Company's Incentive Compensation Plan although the Committee has for a number of years, including 1996, considered in part the criteria that would have been applicable to him had he been a Plan participant. The Committee was advised by SCA Consulting that in order to provide a more competitive bonus to Mr. Ridder, the Committee should set his bonus target at 70% of his salary and increase the potential bonus that could
be achieved if the Company exceeded its financial budgets.   As we stated
earlier, in 1996 the Company surpassed both its EVA and operating profit budget. The maximum bonus that Mr. Ridder could have received under the Plan (with the modifications applicable to Mr. Ridder recommended by SCA Consulting to the Committee), in light of the level of Company performance, would have been $721,000.

In awarding Mr. Ridder $695,000, the Committee took into account that the Company's operating income and earnings per share based on operations reached an all-time high in 1996.

The Committee granted Mr. Ridder a 1996 stock option covering 70,000 shares, the same as in 1995.

Other Officers. The compensation of Messrs. Fontaine, Jones, McComas and Ms. Connors was determined in accordance with the policies discussed earlier in this report. As in the case of Mr. Ridder, the amounts of their bonuses were directly related to operating profit performance compared to the 1996 operating profit and EVA budgets and also reflected assessments of their individual performances.

Tax Considerations. Provisions of the federal tax law deny a company a tax deduction to the extent an executive's total compensation (excluding certain categories of compensation) exceeds $1 million in any year . It is the policy of the Company to defer payment of that portion of an executive's cash compensation which might exceed the $1 million limit. As a result of this policy, payment of a significant portion of Mr. Ridder's 1996 bonus award will be deferred.


                            ---------------------


All members of the Committee concur and join in this report to the Knight-Ridder shareholders.


John L. Weinberg, Chairman
Barbara Barnes Hauptfuhrer
C. Peter McColough
Thomas L. Phillips
Randall L. Tobias

SENIOR EXECUTIVE COMPENSATION

The following table summarizes the compensation during the past three years of the chief executive officer and each of the four management members of the Company's Executive Committee in 1996, who are the Company's senior policy-making executives.

                          SUMMARY COMPENSATION TABLE

                                                                                                    Long-Term
                                                                Annual Compensation               Compensation
                                                        -------------------------------------   ----------------
                                                                                    Other            Stock              All
                                                                                    Annual           Option            Other
                                                        Salary      Bonus        Compensation        Awards         Compensation
Name and Principal Position                  Year       ($)(1)      ($)(2)         ($)(3)(4)    (# of shares)(5)    ($)(3)(6)(7)
--------------------------------------------------------------------------------------------------------------------------------
P. Anthony Ridder                            1996      708,333     695,000             --             70,000           13,612
  Chairman and CEO                           1995      602,996     195,000             --             70,000           12,079
                                             1994      518,000     315,000             --             56,000            8,808

John C.  Fontaine                            1996      511,847     430,000             --             50,000           21,166
  President                                  1995      463,834     150,000             --             50,000           13,865
                                             1994      430,180     265,000             --             40,000           14,187

Ross Jones                                   1996      412,583     250,696             --             34,000            7,777
  Senior Vice President/Finance & CFO        1995      381,167     127,738             --             34,000            7,505
                                             1994      364,167     196,458             --             28,000            8,243

Frank McComas                                1996      332,917     188,510             --             33,000            7,096
  Senior Vice President/Operations           1995      269,578     154,777         80,625             16,000            5,733
                                             1994      216,809     103,352             --             18,000            5,435

Mary Jean Connors                            1996      306,250     181,530             --             33,000            5,335
  Senior Vice President/Human                1995      262,500      84,295             --             24,000            5,201
  Resources                                  1994      237,500     119,205             --             20,000            5,125

--------------------------------------------------------------------------------------------------------------------------------

(1) The 1994 and 1995 salary shown for Mr. McComas includes $7,674 and $815, respectively, for personal use of a company vehicle.

(2) The 1994 bonus shown for Mr. McComas includes $75,000 paid to Mr. McComas when he moved to Miami to become a corporate officer.

(3) The Company does not have a restricted stock plan or any long-term incentive plan other than its Stock Option Plan. The Company has recommended that its shareholders approve adoption of a Long-Term Incentive Plan at the 1997 Annual Meeting. If approved by shareholders, the Long-Term Incentive Plan will become part of the long-term compensation program beginning in 1997. Except as disclosed in tables in this proxy statement, none of the named officers received a perquisite or benefit in 1996 in an amount exceeding established reporting thresholds.

(4) The amount shown for Mr. McComas for 1995 relates to expenses incurred by the Company in connection with his move to Miami when he became a corporate officer.

(5) The option grants for 1994 and 1995 have been restated to reflect the July 10, 1996 stock split.

(6) In the case of each executive, the amounts shown represent Company contributions to the Company's Investment Savings (401(k)) Plan and the cost of Company-provided insurance on the life of the executive named. The Company's 401(k) contributions in 1996 were as follows: Mr. Ridder -- $4,500; Mr. Fontaine -- $4,500; Mr. Jones -- $4,500; Mr. McComas -- $4,500; and Ms. Connors -- $4,500. The life insurance amounts in 1996 were as follows: Mr. Ridder -- $9,112; Mr. Fontaine -- $16,666; Mr. Jones -- $3,277; Mr. McComas -- $2,596;
and Ms. Connors -- $835.

(7) No officer of the Company has an employment contract. The Company does have agreements with executive officers of the Company, including persons listed in the above table, which entitle the executive to receive a severance payment equal to three times the executive's annual salary and cash bonus if, following a change in control (as defined) of the Company, the executive's employment is terminated or the executive's compensation, position or benefits are reduced.

                            STOCK OPTIONS GRANTED

The Company's long-term incentive program consists of its Stock Option Plan pursuant to which the Compensation Committee may grant key executives options which give the executive the right in the succeeding ten years to purchase shares of the Company's stock at the market price at the option grant date.
The options granted in 1996 are exercisable in three equal installments vesting over a three-year period from the date of grant.

Options permit executives who contribute to the performance of the Company and the market price of its stock to benefit along with the shareholders in increases in the value of the stock.

The following table sets forth information regarding stock options granted in 1996 to each of the executive officers named earlier in the Summary Compensation Table.

                   STOCK OPTION GRANTS IN LAST FISCAL YEAR

                        Number of    % of Total
                        Securities     Options
                        Underlying   Granted to         Exercise                      Grant Date
                         Options     Employees in        Price        Expiration     Present Value
Name                     Granted       Fiscal             Year         ($/share)        Date($)
--------------------------------------------------------------------------------------------------
P. Anthony Ridder         70,000        5.30%           39.313        10-Dec-2006       676,200
John C. Fontaine          50,000        3.79%           39.313        10-Dec-2006       483,000
Ross Jones                34,000        2.57%           39.313        10-Dec-2006       328,440
Frank McComas             33,000        2.50%           39.313        10-Dec-2006       318,780
Mary Jean Connors         33,000        2.50%           39.313        10-Dec-2006       318,780

The "grant date present value" shown is a hypothetical value based upon application of the "Black-Scholes" model which often is used to estimate the market value of transferable options by calculating the probability, based on the volatility of the stock subject to the options, that the stock price will exceed the option exercise price at the end of the option term. The assumptions used in calculating the Black-Scholes value of the options were expected volatility of .16, risk-free rate of 6.11%, a dividend yield of 2.03% and exercisable in three equal annual installments vesting over a three-year period from the date of grant.

The Company's stock options are not transferable and, the Black-Scholes estimate notwithstanding, an option granted under the Stock Option Plan will have value to the optionee only if and to the extent the market price of the Company's stock rises above the market price on the date the option was granted.

STOCK OPTIONS EXERCISED

The following table summarizes information regarding stock options exercised in 1996 by each of the officers named in the table on page 11 and the number of unexercised options held by them at the end of the year.

AGGREGATED STOCK OPTION EXERCISES IN LAST FISCAL YEARAND FISCAL YEAR-END STOCK
                                OPTION VALUES


                                                                          Number of             Value of
                                                                          Securities          Unexercised
                                                                          Underlying            In-the-
                                                                         Unexercised             money
                                                                          Options at           Options at
                                       Shares                               Fiscal               Fiscal
                                     Acquired on         Value         Year-end (#)(1)      Year-end ($)(2)
                                      Exercise         Realized         Exercisable/          Exercisable/
         Name                          (#)(1)             ($)           Unexercisable        Unexercisable
------------------------------------------------------------------------------------------------------------
P. Anthony Ridder                      50,000           692,075        362,668/135,332     4,765,692/594,986
John C. Fontaine                       36,000           288,935          95,335/96,665     1,017,395/424,978
Ross Jones                                --               --            70,002/65,998       731,856/292,893
Frank McComas                          21,100           247,962          17,335/49,665       212,936/161,439
Mary Jean Connors                       1,500            13,922          80,735/55,665     1,012,720/207,900
------------------------------------------------------------------------------------------------------------

(1) Options granted prior to 1996 have been restated to reflect the July 10, 1996 stock split. (2) The amount shown is the amount by which the market value at year-end of all shares subject to unexercised options exceeded the exercise price of those options.

(2) The amount shown is the amount by which the market value at yeaer-end of all shares subject to unexercised options exceeded the exercise price of those options.

PENSION BENEFITS

The following table sets forth the annual benefits payable as a straight-life annuity under the Company's retirement program to an officer retiring in 1996 at age 65 with a specified combination of final average earnings (salary and bonus) and years of service with the Company. The benefits shown are not subject to any deduction for social security.




                                                     PENSION PLAN TABLE
                                                      Years of Service
                      ---------------------------------------------------------------------------------
Remuneration             15            20             25               30            35           40
-------------------------------------------------------------------------------------------------------
$  125,000.......      35,556        41,157          46,759          52,361         55,486       58,611
   200,000.......      58,056        67,407          76,759          86,111         91,111       96,111
   300,000.......      88,056       102,407         116,759         131,111        138,611      146,111
   400,000.......     118,056       137,407         156,759         176,111        186,111      196,111
   500,000.......     148,056       172,407         196,759         221,111        233,611      246,111
   600,000.......     178,056       207,407         236,759         266,111        281,111      296,111
   700,000.......     208,056       242,407         276,759         311,111        328,611      346,111
   800,000.......     238,056       277,407         316,759         356,111        376,111      396,111
   900,000.......     268,056       312,407         356,759         401,111        423,611      446,111
 1,000,000.......     298,056       347,407         396,759         446,111        471,111      496,111
 1,200,000.......     358,056       417,407         476,759         536,111        566,111      596,111
 1,300,000.......     388,056       452,407         516,759         581,111        613,611      646,111
 1,400,000.......     418,056       487,407         556,759         626,111        661,111      696,111

The salary and bonus of the senior officers of the Company is set forth in the summary compensation table at page 11. As of the end of 1996, Mr. Ridder had 35 years of services with the Company, Mr. Fontaine 9, Mr. Jones 4, Mr. McComas 27 and Ms. Connors 17.

PERFORMANCE OF THE COMPANY'S STOCK

The following graph compares the cumulative total return on the Company's stock during the past five years with the average cumulative total return during the same period on the stocks which comprise the S&P 500 Stock Index and the S&P Publishing/Newspapers Index.

The S&P 500 Stock Index is comprised of 500 U.S. companies in the industrial, transportation, utilities and financial industries, weighted by market capitalization. The S&P Publishing/Newspapers Index is comprised of Dow Jones & Company, Inc., Gannett Co., Inc., Knight-Ridder, Inc., The New York Times Company, The Times Mirror Company and Tribune Company, weighted by market capitalization.

The graph reflects the investment of $100 on December 31, 1991 in the Company's Common Stock, the S&P 500 Stock Index and the S&P Publishing/Newspapers Index. Dividends are assumed to have been reinvested as paid in the Company's Common Stock and in the stocks in the S&P 500 Stock Index and quarterly in the stocks in the S&P Publishing/Newspapers Index.

   COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURNKNIGHT-RIDDER, INC., S&P
                    PUBLISHING/NEWSPAPERS INDEXAND S&P 500
                  INDEXDECEMBER 31, 1991 - DECEMBER 31, 1996


                                   [GRAPH]


                                   1991        1992           1993         1994           1995           1996
----------------------------------------------------------------------------------------------------------------
Knight-Ridder, Inc.              $100.00       $112.33        $118.62      $103.07        $130.90        $162.89
S&P 500                          $100.00       $107.62        $118.46      $120.03        $165.13        $203.05
S&P Publishing/Newspapers        $100.00       $111.83        $129.52      $119.65        $150.75        $191.66
----------------------------------------------------------------------------------------------------------------

COMPENSATION OF DIRECTORS

Directors of the Company who are not employees of the Company receive an annual retainer of $30,000 plus $1,000 for each Board and Committee meeting attended as compensation for their services. The chairperson of each Board Committee also receives an annual retainer of $2,500. Directors of the Company are eligible to enter into individual agreements to defer with interest all or a portion of the directors' fees payable to them until such later dates as may be provided in the agreements.

Directors who have never been employed by the Company and who were age 65 and over in April, 1996 are eligible to receive a retirement benefit commencing upon retirement from the Board at or after age 65 with at least five years of service or because of disability following at least two years of service. The annual lifetime benefit ranges from 50% of the annual retainer in the case of directors who retire after five years of service on the Board to 100% of the retainer in the case of directors who retire with 10 or more years of service. Directors who have never been employed by the Company and were under age 65 in April, 1996 participate in a retirement program under which they are credited with interests in 600 shares of Company stock annually.

Mr. Chapman, a former chief executive officer of the Company, has a retirement agreement with the Company, which provides for payment of a $79,900 annual benefit to him for his life and thereafter to Mrs. Chapman if she survives him for her life, in addition to benefits payable under the Company's retirement program.

Mr. Fontaine has a retirement agreement which provides for the payment to him of an annual benefit of up to $200,000 annually upon retirement or earlier termination due to disability and a death benefit payable to his surviving spouse.

CERTAIN RELATIONSHIPS

Peter B. Ridder, President and Publisher of the Saint Paul Pioneer Press, is a brother of P. Anthony Ridder. Alvah H. Chapman, Jr.'s son-in-law, Robert L. Hilton, is Circulation Home Delivery/Distribution Manager at The Wichita Eagle. These persons related to directors of the Company received aggregate compensation from the Company in 1996 of $560,812.

See "Compensation Committee Interlocks and Insider Participation" on page 7 for information concerning transactions between the Company and organizations with which Mrs. Hauptfuhrer and Mr. Weinberg are associated.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Securities Exchange Act of 1934 requires that the Company's directors and officers file reports of ownership and changes in ownership of the Company's equity securities with the Securities and Exchange Commission and the New York Stock Exchange and furnish the Company with copies of such reports. The Company believes that all directors and officers filed on a timely basis all such reports required of them during 1996, except that the Company was late in filing reports correcting the number of shares acquired by Clark Hoyt under the Company's 401(k) Plan and the grant to Polk Laffoon of a stock option under the Company's Stock Option Plan; Peter E. Pitz filed one late report regarding a sale of shares of Common Stock; and Joan Challinor filed one late report of a gift of Common Stock.

PROPOSALS

PROPOSAL NO. 1 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Ernst & Young LLP, Independent Certified Public Accountants, have been appointed by the Board of Directors of the Company to examine the books and accounts of the Company for the year 1997. They have served as the Company's independent auditors since 1951. The Board of Directors recommends that shareholders approve and ratify this appointment.

Representatives of Ernst & Young LLP will be present at the meeting and will have the opportunity to make a statement if they desire to do so. They will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL NO. 1.

PROPOSAL NO. 2 -- ADOPTION OF A LONG-TERM INCENTIVE PLAN.

At the present time, the Company's long-term incentive compensation program consists only of the Stock Option Plan and does not include a restricted stock award program such as is in place at many of the Company's peer companies. In order to remedy this situation and to encourage senior management members to focus on the Company's goal of improving returns to shareholders, the Board has recommended that shareholders approve a Long-Term Incentive Plan. This Plan is directly tied to the Company's total shareholder return relative to that of the five other companies in the S&P Publishing/Newspapers Index (the same companies used in the total shareholder return comparison on page 14 of this proxy statement).

Under the Plan, an executive's right to earn a stock award would be contingent on and related directly to the total return received by shareholders on their investment in the Company's stock over a three-year period compared to the return received by holders of stock of the peer companies.

The Plan will cover the three-year performance period commencing January 1, 1997 and ending December 31, 1999. At the beginning of the performance period, each participant will receive a grant of restricted shares of Company stock having a value (based on the average closing price of the stock for December
1996) equal to 75% of the participant's salary as of January 1, 1997 multiplied by the number of years (three) in the performance period. Participants added after the start of the performance period would receive a prorated grant based on the remaining length of the performance period.

The number of shares that will actually vest at the end of the three years (i.e., the number of shares an executive will be entitled to receive) will depend on the Company's total shareholder return ("TSR") compared to the median TSR of its five peer companies. No vesting will occur unless the Company's TSR is positive, regardless of relative ranking, nor will shares vest if the Company's TSR is below the peer median. If these conditions are met, 15% of the shares will vest if the Company's TSR is equal to the median TSR of the peer companies; 20% will vest if the Company's TSR is 1% above the median; and 100% of the shares will vest if the Company's TSR is 5% above the median (with interpolation for results between these amounts).

At the time of vesting, participants will also receive, in cash or in shares of Company stock, as determined by the Compensation Committee, an amount equal to the amount they would have received if dividends had been paid to them on the vested portion of their award and such amounts had been reinvested in Company stock from the time of payment to the time of vesting.

The Compensation Committee will administer the Long-Term Incentive Plan and determine, in its sole discretion, which employees will receive grants. The Committee will make these determinations on an individual basis which reflects its assessment of which senior executives of the Company and its operating companies are key to TSR. The Committee has determined that up to 25 executives will participate in the Plan and has granted awards to 17 senior executives, including the executives listed on page 11. The awards to these five executives and certain groups of employees are shown on the next page.

Awards under the Plan will be forfeited if the participant dies, becomes disabled or retires before the end of the first year of the performance period. If death, disability or retirement occurs after one year has passed, vesting will occur at the end of the performance period based on the Company's performance for the entire period, with the participant's vested award reduced on a pro-rata basis to reflect the period of actual service. Termination of employment for any other reason results in immediate forfeiture of awards under the Plan.

The Long-Term Incentive Plan will be reevaluated in three years, with a recommendation made at that time as to whether or not it should be continued. The Plan can be amended and extended by the Committee without shareholder approval.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL NO. 2.

                              NEW PLAN BENEFITS

                           Long-Term Incentive Plan

                                                                       Dollar          Number of Unvested
Name and Principal Position                                          Value ($)(1)       Shares Granted(2)
---------------------------------------------------------------------------------------------------------
P. Anthony Ridder.........................................            1,631,250               41,598
     Chairman and CEO
John C. Fontaine..........................................            1,203,750               30,697
     President
Ross Jones................................................              990,000               25,246
     Senior Vice President/Finance & CFO
Frank McComas.............................................              956,250               24,385
     Senior Vice President/Operations
Mary Jean Connors.........................................              787,500               20,082
     Senior Vice President/Human Resources
Executive Group...........................................            3,937,500              100,410
Non-Executive Officer Employee Group......................            4,109,625              104,799
--------------------------------------------------------------------------------------------------------

(1) This column represents 75% of the individual's salary as of January 1, 1997 for the three-year performance period established in the Plan.

(2) The number of shares granted equals the Dollar Value divided by the average daily closing price of the Company's Common Stock during December 1996, which was $39.21.

VOTE REQUIRED

The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock of the Company is necessary to constitute a quorum at the Annual Meeting. To be elected, each director must receive the affirmative vote of the holders of a plurality of the outstanding shares of Common Stock entitled to vote and represented at the Annual Meeting. Approval of Proposals No. 1 and 2 will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote and represented at the Annual Meeting.

Shares represented at the meeting in person or by proxy which abstain on a matter or are not voted by a broker because the proxy has not received necessary authorization will be counted in determining the presence of a quorum. Such shares will have no effect on the election of directors. With respect to Proposals No. 1 and 2, abstentions will count towards the total vote on the applicable proposal and as such will have the effect of a "no" vote. Broker non-votes will not count for or against the proposal for the purposes of determining the total vote on the proposal.

SHAREHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

Proposals of shareholders intended to be presented at the 1998 Annual Meeting of Shareholders and for inclusion in the Company's Proxy State-ment and form of Proxy relating to that meeting must be received by the Secretary of the Company at the Company's Executive Offices, One Herald Plaza, Miami, Florida 33132, by November 6, 1997. It is suggested that propo-sals be submitted by Certified Mail -- Return Receipt Requested.

GENERAL

A shareholder may revoke his or her Proxy by giving notice to the Company in writing or at the meeting.

All expenses incurred in connection with the solicitation of Proxies will be borne by the Company. In addition to solicitation by mail, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send material to their principals, and the Company may reimburse them for their expenses in so doing.

To the extent necessary and in order to insure sufficient participation in the meeting, officers and regular employees of the Company may, without additional remuneration, in person or by telephone or telegram, request the return of Proxies. In addition, the Company has retained D.F. King & Co., Inc. for assistance in the solicitation of Proxies. For its services, D.F. King will receive a fee estimated at $9,000 plus reimbursement for reasonable and customary out- of-pocket expenses.

Except as stated above, the Board of Directors knows of no other business to be presented at the meeting; but if any other matters come before the meeting, the persons named in the enclosed Proxy will vote the Proxies in accordance with their best judgment.

                     Douglas C. Harris
                     Vice President and Secretary

                             KNIGHT-RIDDER, INC.


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.



P. ANTHONY RIDDER, JOHN C. FONTAINE and CRISTINA L. MENDOZA, or any of them, with full power of substitution, are hereby authorized to represent the undersigned and to vote all shares of Common Stock of KNIGHT-RIDDER, INC. held of record by the undersigned on February 24, 1997 at the Annual Meeting of Shareholders of said Company to be held on April 15, 1997 and at any adjournment(s) thereof:



                 THIS PROXY IS CONTINUED ON THE REVERSE SIDE
             PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY



This Proxy will be voted in accordance with the instructions indicated in the spaces provided below. If no instruction is indicated, this Proxy will be voted for the nominees listed below and for Proposals No. 1 and No. 2.

                                                        Please mark
                                                        your votes as  [ x ]
                                                        indicated in
                                                        this example


       The Board of Directors Recommends a Vote "For All Nominees" and
                       "For" Proposals No. 1 and No. 2.


Election of the following nominees as Directors
for Terms Ending 2000:                                         FOR All      WITHHOLD FOR ALL    In their discretion, the
Alvah H. Chapman, Jr., Peter C. Goldmark, Jr.,                 NOMINEES         NOMINEES        proxies are authorized to
Barbara B. Hauptfuhrer, M. Kenneth Oshman                       [   ]             [   ]         vote upon such other matters
and John L. Weinberg.                                                                           as may properly come before the
                                                                                                meeting.


To withhold authority to vote for any individual nominee, write the name of that nominee in the space below.

_________________________________________________________

Proposal No. 1: Ratification of Appointment of Ernst &
Young LLP as Independent Auditors.                              FOR     AGAINST     ABSTAIN     NOTE: Please mark, date and sign
                                                                [ ]       [ ]         [ ]       as your name appears below and
                                                                                                return in the enclosed envelope.
                                                                                                If acting as executor, adminis-
                                                                                                trator, trustee, guardian, etc.,
Proposal No. 2: Adoption by the Company of a Long-Term                                          you should so indicate when signing.
Incentive Plan.                                                 FOR     AGAINST     ABSTAIN     If the signer is a corporation,
                                                                [ ]       [ ]         [ ]       please sign the full corporate name,
                                                                                                by duly authorized officer.

                                                                                                I will attend the annual meeting in
                                                                                                Philadelphia.

                                                                                                       [   ]      [   ]
                                                                                                        YES         NO



Signature                           Signature                       Date
          -----------------------            -----------------------     -------

                      Copy of Benefit Plan not included in Proxy
                         Statement distributed to Shareholders

                               KNIGHT-RIDDER, INC.
                            LONG-TERM INCENTIVE PLAN


INTRODUCTION AND OVERVIEW

The Knight-Ridder Long-term Incentive Plan (the "Plan") is intended to motivate and reward senior executives for creating shareholder value that is equal to or greater than that created by other leading newspaper companies. Specific Plan objectives include:

          o Focus participants on total shareholder return ("TSR"), defined as stock appreciation plus dividends (assuming that dividends are reinvested in Knight-Ridder stock)

          o Link rewards to the level of TSR achieved as well as to Knight-Ridder's TSR relative to that of other companies that comprise the S&P Publishing/Newspaper Index

          o Provide participants the opportunity to earn compensation commensurate with performance, including superior rewards for superior performance

The Plan covers a single three-year period, from 1997 through 1999. Early in the period, participants will receive grants of restricted shares of Knight-Ridder stock. Vesting of these shares will depend on the TSR for Knight-Ridder stock from December 1996 through December 1999 compared to the median TSR for the stock of the other companies in the S&P Publishing/Newspaper Index during the same period. Depending on the TSR for Knight-Ridder relative to the median of the comparison companies, anywhere between 0 and 100% of the restricted shares will vest.

If and when vesting occurs, participants will have the right to sell the shares. Upon vesting, participants will also receive a payment (in either cash or stock) equal to the dividends that were paid on the vested shares between January 1, 1997 and December 31, 1999, as well as any additional value that would have accrued if each of those dividends had been invested in Knight-Ridder stock on the last business day of the quarter in which it was paid. Unvested shares will be forfeited, and no dividend-related payments will be made on them.

PLAN ADMINISTRATION

The Plan will be administered by the Compensation Committee of the Knight-Ridder, Inc. Board of Directors (the "Committee"). The Committee has the authority to interpret the provisions of the Plan and to make any rules and regulations necessary to administer the Plan. The Committee's decision is final in all matters of judgment pertaining to the Plan, and the Committee may, without notice, amend, suspend or revoke the Plan.

PARTICIPATION

Participants will include selected officers whose participation is approved by the Committee based on the Committee's assessment of their ability to have significant impact on Knight-Ridder's TSR.

Participants can be added up until December 31, 1998 (i.e., as long as there is at least one year of the performance measurement period remaining) in the event of promotions or new hires who meet the participation criteria.

GRANT SIZE

The value of the shares granted to each initial participant will equal 75% of the individual's salary as of January 1, 1997 for each year of the Plan. The number of shares granted will equal this value divided by the average daily closing price of Knight-Ridder's stock during December 1996.

If a participant is added to the Plan after the initial grant is made, the value of the shares at grant will be reduced from three times 75% of salary on a pro rata basis to reflect the number of full calendar months in the period of participation. The salary to be used for this purpose shall be the annual rate of salary in effect for the participant as of the first day of the month in which the award is made. The stock price for computing the number of shares shall be the average daily closing price of KRI stock during the last completed calendar month prior to the making of the award.

VESTING

As long as Knight-Ridder's TSR is positive, the percentage of restricted shares that vest will be determined based on the relationship between Knight-Ridder's TSR and the median TSR of the five companies (other than Knight-Ridder) in the S&P Publishing/Newspaper Index. If Knight-Ridder's TSR is not positive, then no shares will vest, regardless of relative positioning.

The five other companies in the S&P Publishing/Newspaper Index are Dow Jones & Company, Inc., Gannett Co., Inc., The New York Times Company, The Times Mirror Company, and Tribune Company. The median will equal the middle-ranked TSR of the five companies. If any of the five Companies in the S&P Publishing Newspaper Index changes substantially or is no longer part of the Index at the end of the performance period, then the median comparison shall be with the five Companies that then make up the S&P Publishing Index.

If one or more of these companies changes substantially or no longer exists by the end of the performance measurement period, the Committee will decide on the companies that will be used for the relative TSR comparison.

TSR for each company will equal compound annual price appreciation plus dividends, assuming the dividends were reinvested in the company's stock at the end of each quarter in which a dividend is paid. The beginning stock price for each company will equal the average daily closing price for December 1996, and the ending stock price will equal the average daily closing price for December 1999. The attached document entitled "Calculation of Total Shareholder Return" describes the procedure for calculating compound annual TSR and illustrates the approach with examples.

If Knight-Ridder's TSR is positive, then the relationship between vesting and TSR relative to the peer median will be as follows:

          o    No shares vest if TSR is below the peer median

          o    15% of the shares vest if TSR is equal to the peer median

          o 20% of the shares vest if TSR is equal to 1% above the peer median

          o 100% of the shares vest if TSR is equal to 5% above the peer median

          o Interpolation will be used to determine the number of shares that vest for TSR between median and 1% above median and between 1% and 5% above median

All TSR calculations for purposes of the Plan will be rounded to one decimal point.

Once shares have vested, participants are free to either continue to hold them or to sell them. Participants may not assign their awards under the Plan before the awards have vested.

OTHER PLAN FEATURES

          TERMINATION

Plan participation will end and vesting rights will be forfeited if a participant dies, becomes disabled, or retires on or before the end of the first year of the performance measurement period (i.e., December 31, 1997). If death, disability or retirement occurs on or after January 1, 1998, then vesting will occur on the same date as for participants who continue to be employed through the end of the performance measurement period, but on a pro rata basis to reflect the percentage of the three-year period that was worked. Participants will receive a form to complete designating a beneficiary in the event of death on or after January 1, 1998.

Termination for reasons other than death, disability, or retirement will result in immediate forfeiture of vesting rights and termination of participation in the Plan.

          DIVIDEND-RELATED PAYMENTS

In January 2000, the vesting percentage for the shares will be calculated. If shares have vested, the payments due to participants associated with the dividends will be paid. The amount of these payments will be determined by calculating the number of shares that would result from the reinvestment of dividends on one share of KRI stock (as described in the attached document under the heading "Calculating the Impact of the Reinvestment of Dividends") and multiplying this amount by the number of shares which have vested. The Committee, in its discretion, shall determine whether the amount so calculated will be paid in cash or shares of KRI stock. If payment is to be made in stock, Knight-Ridder will deliver to the participant the number of shares of KRI stock resulting from the above calculation, plus cash in lieu of any fractional share. If payment is to be made in cash, or to determine the cash equivalent of a fractional share, the KRI shares will be valued using the average daily closing price of the KRI stock during December 1999. Required tax amounts will be withheld.

          EMPLOYMENT RIGHTS

The Plan does not constitute a contract of employment, nor does participation in this Plan guarantee participation in any other plan.

          EFFECTIVE DATE

The Plan is subject to approval by shareholders at the Knight-Ridder 1997 annual meeting of shareholders. The Plan can be amended and extended by the Committee without shareholder approval.

          ANTI-DILUTION PROVISION

In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, rights offer, merger, consolidation, spin-off, sale of assets, payment of an extraordinary dividend, or any other change in or affecting the corporate structure or capitalization of Knight-Ridder, each restricted share then subject to an award under the Plan shall be converted into, exchanged for, or credited with the number and kind of securities or property into which each outstanding share of Knight-Ridder common stock shall be deemed to be converted or exchanged or which shall be deliverable with respect to each outstanding share of Knight-Ridder common stock as a result of such event, and the provisions of this Plan shall continue to apply to such substituted securities or property.

                     CALCULATION OF TOTAL SHAREHOLDER RETURN
                     KNIGHT-RIDDER LONG-TERM INCENTIVE PLAN



This memo outlines the methodology for calculating total shareholder return
(TSR), which is defined as annualized stock price appreciation plus reinvested dividends. For the purposes of the Long-term Incentive Plan, TSR will be calculated over a three year performance period. The calculation is described below, and reference is made to the attached exhibits.

CALCULATING TSR: SIMPLIFIED EXAMPLE

To calculate TSR, one must first determine the total return (stock appreciation plus dividends paid) at the end of the period analyzed. A simplified example of this calculation is illustrated in Exhibit 1, assuming that the period analyzed is only one year.

          o    The stock price at the beginning of the period is $40.00

          o    The stock price at the end of the period is $43.30

          o    An $0.80 dividend is paid on the last day of the year

          o When the $0.80 dividend is added to the ending stock price, the total value to the shareholder equals $44.10

          o    This results in a total dollar return of $4.10, or $44.10 minus
               $40.00

          o The TSR for the one year period analyzed equals $4.10/$40.00, or 10.2% per year

CALCULATING THE IMPACT OF THE REINVESTMENT OF DIVIDENDS

Because we are calculating TSR over a three-year period, and because dividends are typically paid on a quarterly basis, we assume that dividends paid are reinvested in the company's stock on a quarterly basis. It is standard practice to assume that dividends are reinvested in the company's stock when calculating TSR. For the Long-term Incentive Plan, we will be calculating each peer company's TSR assuming that the dividends it pays are reinvested in that company's own stock.

The calculation of the reinvestment of dividends is as follows (see Exhibit 2):

          o    We start the beginning of the period (December 31, 1996) with
               1.000 share worth $40.00

          o Dividends equal to $0.200 per share are paid quarterly at the end of each quarter

          o At the end of the first quarter (March 31, 1997), the dividend paid is used to purchase additional shares. This is the method by which the "dividend reinvestment" is calculated

               - Quarterly dividend per share of $0.200 on 1.000 shares means that dividend of $0.200 is paid

               - Dividend of $0.200 is reinvested in the company's stock at the closing stock price at the end of that quarter. Since the stock price at that time is $40.80, this dividend is used to purchase an additional .005 shares ($0.200/$40.80), bringing the total number of shares to 1.005

          o This process of assuming that dividends are reinvested in the company's stock is repeated at the end of the following quarter, beginning with 1.005 shares

               - Quarterly dividend per share of $0.200 on 1.005 shares equals total dividends of $0.201

               - Dividends of $0.201 are reinvested in company stock at the closing stock price at the end of that quarter. Since the stock price at that time is $41.62, this dividend is used to purchase an additional .005 shares ($0.201/$41.62), bringing the total number of shares to 1.010

          o    This process is repeated until the end of the period analyzed

CALCULATING TSR: ACTUAL EXAMPLE

Once the total number of shares at the end of period is determined, the TSR can be calculated (Exhibit 3).

          o The beginning value is equal to the closing stock price on the first day of the period (shown here as $40.00)

          o The ending value is equal to the closing stock price on the last day of the period times the ending number of shares (shown here as $50.73 X 1.067 = $54.15)

          o The total gain is therefore $14.15 ($54.15 - $40.00). This equals a return of 35.4% on the $40.00 starting price, calculated on a point-to-point basis. However, TSR is calculated on a compound annual growth basis, and so the return must be annualized

          o A 35.4% point-to-point return over a three-year period is equal to a 10.6% compound annual return per year:




Beginning
 Value             Year 1                Year 2               Year 3
of Shares       11.1% Return          11.1% Return          11.1% Return
---------    -----------------      ----------------      ----------------
$40.00             $44.25                $48.95               $54.15
              ($40.00 x 1.106)      ($44.25 x 1.106)     ($48.95 x 1.106)



With a financial calculator, the 10.6% compound annual growth rate can be derived by inputting $40.00 as the beginning value, $54.15 as the ending value, and 3 as the number of periods. Mathematically, this is equivalent of calculating the cube root of the point-to-point return of 35.4%: 1.354>(1/3) = 1.106.

                                                                       EXHIBIT 1



===============================================================================

                                  ILLUSTRATIVE
                CALCULATION OF ONE-YEAR TOTAL SHAREHOLDER RETURN

===============================================================================

                                                               Total
                  Stock       Dividend                        Value of
   Date           Price       Per Share                        Shares
-------------   -----------   ---------                     -----------

Dec. 31, 1996    $   40.00        --                         $   40.00
Dec. 31, 1997    $   43.30    $   0.80                       $   44.10

                                           Total Return $    $    4.10

                                                    TSR           10.2%
                                                         ($4.10/$40.00)


===============================================================================

                                                                      EXHIBIT 2




===============================================================================

                                  ILLUSTRATIVE
                      CALCULATION OF DIVIDEND REINVESTMENT

===============================================================================

                   Shares at                                         Additional    Shares at
                   Beginning      Stock      Dividend       Total     Number of     End of
   Date            of Quarter     Price      Per Share    Dividends     Shares      Quarter
-------------      ----------     ------     ---------    ---------  ----------    ----------

Dec. 31, 1996           --        $40.00          --         --          --           1.000
Mar. 31, 1997         1.000       $40.80      $0.200       $0.200       0.005         1.005
Jun. 30, 1997         1.005       $41.62      $0.200       $0.201       0.005         1.010
Sep. 30, 1997         1.010       $42.45      $0.200       $0.202       0.005        10.14
Dec. 31, 1997         1.014       $43.30      $0.200       $0.203       0.005         1.019


===============================================================================

                                                                      EXHIBIT 3


===============================================================================

                                  ILLUSTRATIVE
                     CALCULATION OF TOTAL SHAREHOLDER RETURN

===============================================================================

                Shares at                                   Additional   Shares at    Total
                Beginning    Stock    Dividend     Total     Number of    End of     Value of
   Date         of Quarter   Price    Per Share  Dividends    Shares     Quarter      Shares
-------------   ----------  -------   ---------  ---------  ----------   ---------  ---------

---------------------------------------------------------------------------------------------
Dec. 31, 1996     1.000     $40.00         --         --         --        1.000     $40.00
---------------------------------------------------------------------------------------------

Mar. 31, 1997     1.000     $40.80      $0.20      $0.20       0.005       1.005     $41.00
Jun. 30, 1997     1.005     $41.62      $0.20      $0.20       0.005       1.010     $42.02
Sep. 30, 1997     1.010     $42.45      $0.20      $0.20       0.005       1.014     $43.06
Dec. 31, 1997     1.014     $43.30      $0.20      $0.20       0.005       1.019     $44.13
Mar. 31, 1998     1.019     $44.16      $0.25      $0.25       0.006       1.025     $45.26
Jun. 30, 1998     1.025     $45.05      $0.25      $0.26       0.006       1.031     $46.43
Sep. 30, 1998     1.031     $45.95      $0.25      $0.26       0.006       1.036     $47.61
Dec. 31, 1998     1.036     $46.87      $0.25      $0.26       0.006       1.042     $48.82
Mar. 31, 1999     1.042     $47.80      $0.30      $0.31       0.007       1.048     $50.11
Jun. 30, 1999     1.048     $48.76      $0.30      $0.31       0.006       1.055     $51.43
Sep. 30, 1999     1.055     $49.73      $0.30      $0.32       0.006       1.061     $52.77

---------------------------------------------------------------------------------------------
Dec. 31, 1999     1.061     $50.73      $0.30      $0.32       0.006       1.067     $54.15
---------------------------------------------------------------------------------------------


                                                    Total Return $                   $14.15
                                                    Point-to-Point Return              35.4%
                                                    -----------------------------------------
                                                    TSR                                10.6%
                                                    -----------------------------------------

===============================================================================